EMPLOYEE EMPLOYMENT AGREEMENT

This EMPLOYEE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of August, 2017 (“Effective Date”), by and between Marathon Patent Group, Inc. a Nevada corporation with an address at 11100 Santa Monica Blvd Suite 380 Los Angeles, CA 90025, and James Crawford, with an address at 4215 324th Avenue SE, Fall City, WA 98024 (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee desires to be employed by the Company as its Chief Operating Officer (“COO”) and the Company wishes to employ Employee in such capacity;

WHEREAS, Employee and Company agree that this Agreement supersedes all existing agreements, other than previously granted option agreements, between Employee and Company, both written and oral and all such agreements will be void;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Employee hereby agree as follows:

1.       Employment and Duties. The Company agrees to employ and Employee agrees to serve as the Company’s COO. The duties and responsibilities of Employee shall include the duties and responsibilities as Doug Croxall or the CEO may from time to time reasonably assign to Employee. Employee shall devote such working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to his pursuant to this Agreement.

2.       Commencement; At Will. The Employee will commence his employment on September 1, 2017. Employee recognizes that he as an “at-will” employee and this Agreement confers no fixed length of employment with the Company.

3.       Place of Employment. Employee’s job sites shall be as agreed to between the Company and Employee. The parties acknowledge, however, that Employee may be required to travel in connection with the performance of his duties hereunder.

4.       Base Salary. For all services to be rendered by Employee pursuant to this Agreement, the Company agrees to pay Employee during the Employment Period a base salary (the “Base Salary”) of $90,000.00 per annum. The Base Salary shall be paid in accordance with the Company’s regular practices.

5.       Clawback Rights. Annual Incentive Compensation, if any, shall be subject to the Company Clawback Rights (as defined below). “Company Clawback Rights” shall be defined as follows: In the event that the Company shall restate or revise any previously announced prior period earnings or other results upon which any Annual Incentive Compensation to Employee shall have been determined (a “Restatement”), any Annual Incentive Compensation resulting from such earnings or results shall be adjusted to retroactively take into account the restated or revised earnings or results, and any excess Annual Incentive Compensation resulting from such restated or revised earnings or results shall be immediately surrendered to the Company. The Company shall have the right to take any and all action to effectuate the Company Clawback Rights without further action by Employee, by way of setoff. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the company and Employee. The parties acknowledge it is their intention that the foregoing Clawback Rights as related to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) relating to recovery of all ‘incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to tome in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulations as hereafter may be adopted and in effect.

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6.       Expenses. Employee shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Employee while employed (in accordance with the policies and procedures established by the Company for its senior Employee officers) in the performance of his duties and responsibilities under this Agreement; provided, that Employee shall properly account for such expenses in accordance with Company policies and procedures.

7.       Other Benefits. During the term of this Agreement, Employee shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried employees.

8.       Termination of Employment.

(a)       Death. If Employee dies during the Employment Period, this Agreement and Employee’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Employee or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Employee’s heirs, administrators or executors any earned but unpaid Base Salary and vacation pay, unpaid pro rata Annual Incentive Compensation through the date of death and reimbursement of any and all reasonable and documented expenses paid or incurred by Employee in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)       Disability. In the event that, during the term of this Agreement Employee shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Employee’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Employee or her heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Employee or his heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata Annual Incentive Compensation and unused vacation days accrued through Employee’s last date of Employment with the Company and reimbursement of any and all reasonable and documented expenses paid or incurred by Employee in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of Employee’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Employee, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.

9.       Confidential Information.

(a)       Disclosure of Confidential Information. Employee recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Employee. Employee acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Employee during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of Employee’s employment hereunder.

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(b)       Employee affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)       In the event that Employee’s employment with the Company terminates for any reason, Employee shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

12.        Non-Solicitation and Non-Interference.

(a)       Employee will not recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

(b)       Employee will not Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business of the Company.

13.       Miscellaneous.

(a)       Employee acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Employee of Section 12 or Section 13 of this Agreement. Accordingly, Employee agrees that any breach or threatened breach by her of Section12 or Section 13 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)       Neither Employee nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Employee hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)       This Agreement constitute and embody the full and complete understanding and agreement of the parties with respect to Employee’s employment by the Company, supersede all prior understandings and agreements, whether oral or written, between Employee and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

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(d)       This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)       The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)       All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)       This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the New York, New York.

(h)       This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)       Employee represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Employee is a party.

(j)       Employee confirms that he agrees to be bound by the Company’s code of conduct and corporate governance requirements and by all company policies, rules and procedures now in effect or as adopted in the future

IN WITNESS WHEREOF, Employee and the Company have caused this Employee Employment Agreement to be executed as of the date first above written.

MARATHON PATENT GROUP, INC.

By:	/s/ Doug Croxall

Name:	Doug Croxall

Title:	Chief Executive Officer

By:	/s/ James Crawford

Name:	James Crawford

Employee

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